UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) : June 17, 2009

Commission File No. 333-136643

ONE BIO, CORP.

(Exact name of registrant as specified in its charter)

Florida	59-3656663
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

8525 NW 53rd Terr., Suite C101, Doral, FL 33166

(Address of principal executive offices)

877-544-2288

(Issuer  telephone number)

ONE HOLDINGS, CORP., 318 Holiday Drive, Hallandale Beach, FL, 33009

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – Other Events

Item 8.01: Other Items

ONE Bio, Corp. (“ONE” or “Company”) previously reported that on September 27, 2009, it entered into a Preferred Share Purchase Agreement with United Green Technology, Inc. (“UGTI”) (the “UGTI Preferred Stock Purchase Agreement”) pursuant to which the Company agreed to acquire 5,000 shares of UGTI Preferred Stock in consideration for our issuance to UGTI of 5,000,000 shares of our common stock. Each share of UGTI Preferred Stock carried the right to vote 1,000 votes on all matters submitted to the vote of the UGTI shareholders and was to be convertible into 1,000 shares of UGTI common Stock.  On November 3, 2009, the Company and UGTI cancelled and replaced the UGTI Preferred Stock Purchase Agreement and entered into a Share Purchase Agreement (the “UGTI Share Purchase Agreement”).  Pursuant to the UGTI Share Purchase Agreement we agreed to purchase from UGTI and UGTI agreed to sell to us 10,000 shares of UGTI Common Stock in consideration for a cash payment of $1,200,000 which is payable $180,000 on May 10, 2010 and $1,020,000 on November 10, 2010.  As a result of the foregoing UGTI transactions, the Company is now 98% shareholder of UGTI.

The Company previously reported that on June 17, 2009, we acquired Thirty Thousand Two Hundred and Thirty Nine (30,239) shares of Green Planet Bioengineering, Co., Ltd. (“GP”) preferred stock (“GP Preferred Stock”). Each share of the GP Preferred Stock (a) provided us with the right to vote 1,000 votes on all matters submitted to a vote of the shareholders of GP and (b) was to be convertible into 1,000 shares of GP common stock. We agreed to pay to GP for said shares of GP Preferred Stock $15,000,000 which was paid by Company through the issuance to GP of 10,329,551 shares of our common stock. As part of that transaction, GP has agreed that thirty-five percent (35%) of our common stock issued to GP was to be deposited into an Escrow and in the event GP’s EBITDA for fiscal year 2009 is less than GP’s EBITDA for fiscal 2008, the number of shares of our common stock issued to GP were to be proportionately reduced as provided for in the GP Preferred Stock Purchase Agreement (the “GP Preferred Stock Purchase Agreement”). Our shares of common stock issued to GP are also subject to a lockup and leak out period and we agreed to provide GP with one Piggy-Back Registration right as further defined in the GP Preferred Stock Purchase Agreement.  The GP Preferred Stock Purchase Agreement was modified effective as of June 17, 2009, when the Company and GP amended and restated the GP Preferred Stock Purchase Agreement (“Amended and Restated GP Preferred Stock Agreement”). Pursuant to the Amended and Restated GP Preferred Stock Agreement, (i)  the number of GP Preferred Stock purchased by the Company was reduced from Thirty Thousand Two Hundred and Thirty Nine (30,239) preferred shares to Five Thousand One Hundred One (5,101) preferred shares and (ii) the purchase price of the GP Preferred Stock was reduced from $15 million to $5 million, which was paid by Company through the issuance to GP of 1,004,808  shares (5,024,038 pre-split shares) of Company’s common stock. All other terms and conditions remained unchanged.  As a result of the Amended and Restated GP Preferred Stock Agreement, the Company’s percentage equity ownership in GP is approximately 83% (based on the current number of shares outstanding and assuming the exercise of all outstanding warrants and the conversion of all outstanding shares of GP Preferred Stock).

EXHIBITS:

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:
Exhibit No.	Description

10.01	UGTI Share Purchase Agreement between United Green Technology, Inc. and ONE Bio, Corp. (formerly ONE Holdings, Corp.) dated November 3, 2009.

10.02	Amended and Restated GP Preferred Stock Agreement between Green Planet Bioengineering, Co., Ltd and ONE Bio, Corp. (formerly ONE Holdings, Corp.) effective as of June 17, 2009.

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONE Bio, Corp.

December 21, 2009	/s/ Marius Silvasan
Marius Silvasan
Chief Executive Officer and Director

December 21, 2009	/s/ Cris Neely
Cris Neely
Chief Financial Officer and Director